Exhibit 99.1

Universal Logistics Holdings, Inc. Reports First Quarter 2026 Financial Results; Declares Dividend

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First Quarter 2026 Operating Revenues: $367.6 million
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First Quarter 2026 Operating Income: $4.8 million
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First Quarter 2026 Earnings Per Share: $(0.13) per share
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Declares Quarterly Dividend: $0.105 per share

Warren, MI – May 1, 2026 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated first quarter 2026 net loss of $(3.5) million, or $(0.13) per basic and diluted share, on total operating revenues of $367.6 million. This compares to net income of $6.0 million, or $0.23 per basic and diluted share, during first quarter 2025 on total operating revenues of $382.4 million.

In first quarter 2026, Universal’s operating income was $4.8 million, compared to $15.7 million in the first quarter one year earlier. As a percentage of operating revenue, operating margin for first quarter 2026 was 1.3%, compared to 4.1% during the same period last year.

The Company's EBITDA, a non-GAAP measure, during first quarter 2026 was $40.7 million, compared to $51.7 million one year earlier. EBITDA margin, a non-GAAP measure, for first quarter 2026 was 11.1%, compared to 13.5% during the same period last year.

The Company provides reconciliations of each non-GAAP financial measure used in this release to the most directly comparable financial measures calculated and presented in accordance with GAAP. These quantitative reconciliations, together with management’s explanation of the purposes for which the non-GAAP measures are used, are presented in the accompanying tables and related disclosures.

“Our first-quarter performance reflects a slow start to the year driven primarily by continued weakness in our intermodal segment, including lower volumes and pricing pressure,” stated Universal’s CEO Tim Phillips. “Although we experienced positive momentum as the quarter progressed, the softness in the first two months proved to be a meaningful drag on our overall results for the period. While the recovery in our intermodal franchise is taking longer than anticipated, we continue to implement operational improvements and remain committed to restoring this segment to profitability. We are confident in the overall strength and resilience of Universal’s business model and remain focused on executing our strategy to drive long-term, sustainable success.”

Segment Information:

Contract Logistics

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First Quarter 2026 Operating Revenues: $269.5 million
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First Quarter 2026 Operating Income: $17.5 million

In the contract logistics segment, which includes our value-added and dedicated services, first quarter 2026 operating revenues increased 5.3% to $269.5 million, compared to $255.9 million for the same period last year.

Included in contract logistics segment revenues were $7.9 million in separately identified fuel surcharges from dedicated transportation services, compared to $8.6 million in the same period last year. At the end of first quarter 2026, we managed 79 value-added programs compared to a total of 87 programs at the end of first quarter 2025.

Income from operations in the contract logistics segment during first quarter 2026 was $17.5 million, compared to $23.9 million during the same period last year. As a percentage of revenue, operating margin in the contract logistics segment for first quarter 2026 was 6.5%, compared to 9.3% in the prior-year period.

Intermodal

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First Quarter 2026 Operating Revenues: $47.9 million
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First Quarter 2026 Operating (Loss): $(13.1) million

Operating revenues in the intermodal segment decreased 32.3% to $47.9 million in first quarter 2026, compared to $70.7 million for the same period last year. The year-over-year decline reflects lower load volumes and continued softness in demand and pricing pressures.

Included in intermodal segment revenues for the recently completed quarter were $5.4 million in separately identified fuel surcharges, compared to $8.2 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage, which totaled $7.2 million during first quarter 2026, compared to $8.1 million one year earlier.

Load volumes declined 23.3%, and the average operating revenue per load, excluding fuel surcharges, declined an additional 10.4% on a year-over-year basis. In first quarter 2026, the intermodal segment experienced an operating loss of $(13.1) million compared to $(10.7) million one year earlier. As a percentage of revenue, operating margin in the intermodal segment for first quarter 2026 was (27.4)%, compared to (15.1)% one year earlier.

Trucking

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First Quarter 2026 Operating Revenues: $50.2 million
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First Quarter 2026 Operating Income: $0.6 million

In the trucking segment, first quarter 2026 operating revenues decreased 9.7% to $50.2 million, compared to $55.6 million for the same period last year.

First quarter 2026 trucking segment revenues included $16.2 million of brokerage services, compared to $18.0 million during the same period last year. Also included in our trucking segment revenues were $3.6 million in separately identified fuel surcharges during first quarter 2026, compared to $3.5 million in fuel surcharges during the same period last year.

On a year-over-year basis, load volumes declined 8.9% and the average operating revenue per load, excluding fuel surcharges, declined an additional 6.0%. Income from operations in first quarter 2026 was $0.6 million compared to $2.2 million during the same period last year. As a percentage of revenue, operating margin in the trucking segment for first quarter 2026 was 1.1% compared to 3.9% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock. The dividend is payable to stockholders of record at the close of business on June 1, 2026 and is expected to be paid on July 1, 2026.

Other Matters

As of April 4, 2026, Universal held cash and cash equivalents totaling $17.9 million. Outstanding debt at the end of first quarter 2026 was $754.7 million and capital expenditures totaled $9.6 million.

Universal calculates and reports certain financial metrics, in addition to those prepared in accordance with GAAP, for purposes of its lending arrangements and to assist management in evaluating operating performance by isolating and excluding the impact of certain non-operating expenses associated with corporate development activities. These measures, which are not intended to be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP. are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company whose subsidiaries provide a variety of customized transportation and logistics solutions throughout the United States and in Mexico and Canada. Our operating subsidiaries provide our customers with supply chain solutions that can be scaled to meet their changing demands. We offer our customers a broad array of services across their entire supply chain, including value-added, dedicated, intermodal and trucking services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods.

Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These risks and uncertainties include, but are not limited to, market conditions; customer demand; pricing and competitive pressures; the timing, execution, and effectiveness of cost-reduction, efficiency, or restructuring initiatives; operating costs; labor availability; and other factors affecting operating income and margins.

Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 4,	March 29,
	2026	2025
Operating revenues:
Truckload services	$33,977	$37,778
Brokerage services	16,753	20,265
Intermodal services	47,312	68,455
Dedicated services	84,118	85,007
Value-added services	185,415	170,885
Total operating revenues	367,575	382,390

Operating expenses:
Purchased transportation and equipment rent	60,678	79,743
Direct personnel and related benefits	176,203	164,501
Operating supplies and expenses	48,327	51,312
Commission expense	4,186	4,255
Occupancy expense	15,559	11,253
General and administrative	14,604	13,193
Insurance and claims	7,598	6,965
Depreciation and amortization	35,643	35,488
Total operating expenses	362,798	366,710
Income from operations	4,777	15,680
Interest expense, net	(9,706)	(8,224)
Other non-operating income	295	578
Income (loss) before income taxes	(4,634)	8,034
Provision for income taxes	(1,123)	2,020
Net income (loss)	$(3,511)	$6,014

Earnings per common share:
Basic	$(0.13)	$0.23
Diluted	$(0.13)	$0.23

Weighted average number of common shares outstanding:
Basic	26,353	26,320
Diluted	26,353	26,346

Dividends declared per common share:	$0.105	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 4, 2026	December 31, 2025
Assets
Cash and cash equivalents	$17,922	$26,846
Marketable securities	—	10,351
Accounts receivable - net	257,405	261,337
Other current assets	83,895	84,308
Total current assets	359,222	382,842
Property and equipment - net	796,109	819,495
Other long-term assets - net	568,917	569,651
Total assets	$1,724,248	$1,771,988

Liabilities and stockholders' equity
Current liabilities, excluding current maturities of debt	$201,622	$203,245
Debt - net	750,301	797,571
Other long-term liabilities	233,738	230,817
Total liabilities	1,185,661	1,231,633
Total stockholders' equity	538,587	540,355
Total liabilities and stockholders' equity	$1,724,248	$1,771,988

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	April 4,	March 29,
	2026	2025
Contract Logistics Segment:
Average number of value-added direct employees	7,264	7,250
Average number of value-added full-time equivalents	48	37
Number of active value-added programs	79	87

Intermodal Segment:
Number of loads (a)	77,830	101,470
Average operating revenue per load, excluding fuel surcharges (a)	$463	$517
Average number of tractors	1,140	1,401
Number of depots	8	8

Trucking Segment:
Number of loads	26,076	28,622
Average operating revenue per load, excluding fuel surcharges	$1,762	$1,874
Average length of haul	383	393
Average number of tractors	545	633

(a) Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our intermodal segment and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended
	April 4,	March 29,
	2026	2025
Operating Revenues by Segment:
Contract logistics	$269,533	$255,892
Intermodal	47,854	70,697
Trucking	50,188	55,582
Other	—	219
Total	$367,575	$382,390

Income from Operations by Segment:
Contract logistics	$17,472	$23,859
Intermodal	(13,115)	(10,709)
Trucking	566	2,190
Other	(146)	340
Total	$4,777	$15,680

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income (loss) plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	April 4,	March 29,
	2026	2025
	( in thousands)
EBITDA
Net income (loss)	$(3,511)	$6,014
Income tax expense	(1,123)	2,020
Interest expense, net	9,706	8,224
Depreciation	32,805	29,989
Amortization	2,838	5,499
EBITDA	$40,715	$51,746

EBITDA margin (a)	11.1%	13.5%

(a) EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.